Exhibit 4.1

ANTIGENICS, INC.

Waiver of Rights Upon Issuance of Other Securities

RECITALS

1.	Reference is made to the Senior Secured Convertible Notes issued on October 30, 2006 (together with any senior secured convertible notes issued in replacement or exchange thereof in accordance with the terms thereof and any senior secured convertible notes issued to pay interest, the “Notes”), by Antigenics, Inc., a Delaware corporation (the “Company”) to Ingalls & Snyder Value Partners L.P. (“Ingalls”) and Penrith LTD (“Perinth”) and together with Ingalls, the “Investors”).

2.	Pursuant to an At Market Issuance Sales Agreement between the Company and McNicoll, Lewis & Vlak LLC and Wm Smith & Co., dated February 26, 2010, the Company has sold a total of 6,435,985 common shares, par value $0.01 per share, between April 13, 2010 and May 19, 2010, at prices that range from $1.25 to $1.57 per share (the “New Securities”).

3.	Pursuant to Section 7(a) of the Notes, the Investors have certain anti-dilutive rights upon issuance of the New Securities.

4.	The undersigned Ingalls holds Notes representing at least a majority of the aggregate principal amount of the Notes outstanding as of the date hereof.

NOW THEREFORE, the undersigned agree as follows:

1.	Waiver. The Investors hereby waive all of their rights under Sections 4 and 7(a) of the Notes with respect to the sale and issuance of the New Securities.

2.	Miscellaneous. Other than as specifically set forth herein, this Waiver of Rights Upon Issuance of Other Securities shall not be construed as a consent to any future action or a waiver of any right or remedy on any future occasion. This Waiver of Rights Upon Issuance of Other Securities may be executed in one or more counterparts, all of which shall be considered to be and the same waiver.

IN WITNESS WHEREOF, the undersigned have executed this Waiver of Rights Upon Issuance of Other Securities as of May 27, 2010.

ANTIGENICS, INC.

By:	/s/ Shalini Sharp
Name: Shalini Sharp
Title: Chief Financial Officer

INVESTORS:

INGALLS & SNYDER VALUE PARTNERS, L.P.

By:	/s/ Thomas O. Boucher
Name: Thomas O. Boucher
Title: General Partner